Exhibit 99.2

                 Amerada Hess - 2nd Quarter 2005 Conference Call

                              Comments by John Hess

Thank you Jay, and welcome to our second quarter conference call. I would like to make a few brief comments after which John O'Connor will discuss our exploration program for the balance of the year. John Rielly will then review the financial results for the quarter.

Turning first to exploration and production, our second quarter production averaged 355 thousand barrels of oil equivalent per day, up about 1% over the year ago quarter. Strong operating performance from our existing assets and new production from the JDA, Clair Field, and Russia all contributed to these results.

At the end of March we announced the acquisition of a controlling interest in Samara-Nafta, a company operating in the Volga-Urals region of Russia. Since then, our Russian venture has acquired three additional licenses in the Volga-Urals region, increasing our investment to approximately $200 million. Production from Russia averaged seven thousand barrels per day in the second quarter.

On July 19, we announced that an agreement was signed for the sale of gas from the Phu Horm Field, located onshore in Northeast Thailand. Amerada Hess is the operator with a 35% interest. First gas is expected to be delivered by early 2007 at an initial gross rate of approximately 80 million cubic feet per day, increasing gradually to a rate of approximately 100 million cubic feet per day. We are steadily building a significant position in the Southeast Asia gas market, and this development is a positive addition to our portfolio.

For 2005, our current production forecast is 350-360 thousand barrels of oil equivalent per day, excluding any contribution from Libya. We continue to believe that re-entry into our Oasis concessions will happen; however, the timing of our return is difficult to predict.

With regard to refining and marketing, our operations performed well during the quarter. The Hovensa joint venture refinery operated at full capacity and benefited from a strong margin environment. While our retail marketing business posted same store gasoline volumes which were 8% higher than last year, and convenience store sales which were 3% higher, income was negatively impacted by lower retail gasoline margins, resulting from the run up in wholesale prices during the quarter.

Effective June 1, our WilcoHess joint venture acquired 102 retail outlets in eastern North Carolina. The acquisition, which was financed solely by the joint venture, has solidified our competitive position in North Carolina, where we now have 233 sites, and has increased the total number of Hess branded retail outlets to about 1,355.

Earlier this month, Hess LNG, a 50/50 joint venture between Amerada Hess and Poten & Partners, received approval from the Federal Energy Regulatory Commission to proceed with the Weaver's Cove LNG regasification terminal in Fall River, Massachusetts. While additional federal, state and local permits are required, the receipt of the FERC certificate is an important milestone. The facility is designed for a base load send out capacity of 400 million cubic feet per day.

Our current estimate of 2005 capital and exploratory expenditures is $2.4-2.6 billion. This level of spending is up from our previous forecast of $2.1 billion and is opportunity driven. Our investment in Russia accounts for approximately $200 million of the increase, with the balance coming from additional opportunities in our portfolio.

I will now turn the call over to John O'Connor.